EXECUTION VERSION

MANAGEMENT AGREEMENT

AGREEMENT made as of the 1ST day of January, 2020 by and among CERES MANAGED FUTURES LLC, a Delaware limited liability company ("CMF"), CERES TACTICAL SYSTEMATIC L.P., a New York limited partnership (the "Partnership") and MILLBURN RIDGEFIELD CORPORATION, a Delaware corporation (the "Advisor" or "Millburn").

W I TN E S S E T H:

WHEREAS, CMF is the general partner of the Partnership, a limited partnership organized for the purpose of speculative trading of commodity interests, including futures contracts, options, forward contracts, swaps and other derivative instruments with the objective of achieving capital appreciation; and

WHEREAS, the Amended and Restated Limited Partnership Agreement effective as of November 22, 2017 (the "Partnership Agreement") permits CMF to delegate to one or more commodity trading advisors CMF's authority to make trading decisions for the Partnership; and

WHEREAS, the Advisor is registered as a commodity trading advisor with the Commodity Futures Trading Commission ("CFTC") and is a member of the National Futures Association ("NFA"); and

WHEREAS, CMF is registered as a commodity pool operator with the CFTC and is a member of NFA; and

WHEREAS, CMF, the Partnership and the Advisor wish to enter into this Agreement in order to set forth the terms and conditions upon which the Advisor will render and implement advisory services in connection with the conduct by the Partnership of its commodity interest trading activities during the term of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.          DUTIES OF THE ADVISOR . (a) For the period and on the terms and conditions of this Agreement, the Advisor shall have sole authority and responsibility, as one of the Partnership's agents and attorneys-in-fact, for directing the investment and reinvestment of the assets and funds of the Partnership allocated to it from time to time by CMF in commodity interests, which may include commodity futures contracts, options, spot and forward contracts (including exchange-cleared forward contracts) and over-the-counter foreign exchange (including currency spot and swap contracts) and exchange-cleared swap contracts. The Advisor may also engage in swap and other derivative transactions on behalf of the Partnership with the prior written approval of CMF. All such trading on behalf of the Partnership shall be (i) in accordance with the trading strategies and trading policies set forth in Appendix B hereto as such trading policies may be changed from time to time upon receipt by the Advisor of prior written notice of such change (the "CMF Trading Policies") and (ii) pursuant to the trading strategy selected by CMF to be utilized by the Advisor in managing the Partnership's assets. CMF has initially selected the Advisor's Multi-Markets Program (the "Program"), as described in Appendix A attached hereto (and as further described in the Advisor's disclosure document, which has been provided to CMF

(the "Advisor Disclosure Document")), to manage the Partnership's assets allocated to it. Any open positions or other investments at the time of receipt of such notice of a change in trading policy shall not be deemed to violate the changed policy and shall be closed or sold in the ordinary course of trading. The Advisor may not deviate from the trading policies set forth in Appendix B without the prior written consent of the Partnership given by CMF. The Advisor makes no representation or warranty that the trading to be directed by it for the Partnership will be profitable or will not incur losses.

(b)          CMF acknowledges receipt of the description of the Advisor's Program, attached hereto as Appendix A and the Advisor Disclosure Document. All trades made by the Advisor for the account of the Partnership shall be cleared through such clearing futures commission merchants or foreign exchange prime brokers as CMF shall direct (collectively, "Clearing Brokers") and shall be executed through such commodity broker or other executing brokers selected by the Advisor with the prior written approval of CMF (which approval may be given via EGUS or by email) and the Advisor shall have no authority or responsibility for selecting or supervising any such broker in connection with the execution, clearance or confirmation of transactions for the Partnership or for the negotiation of brokerage rates charged therefor. However, the Advisor, with the prior written permission (by original, fax copy or email copy) of CMF, may enter into swaps and other derivative transactions permitted under Section l(a) with any swap dealer it chooses for execution with instructions to give-up the trades to the swap dealer designated by CMF, provided that the swap dealer and any give-up or other fees are approved in advance by CMF, provided that swap dealer and any give-up or floor brokerage fees are approved in advance by CMF. All give-up or similar fees relating to the foregoing shall be paid by the Partnership after all parties have executed the relevant give-up agreements (via EGUS or by original, fax copy or email copy). The Clearing Brokers shall at all times have custody of the assets in the Account, and the Advisor shall not be responsible for the management of any cash or reserve assets held in the Account.
(c)          The initial allocation of the Partnership's assets to the Advisor shall be made to the Program, as described in Appendix A and the Advisor Disclosure Document, provided that CMF, the Partnership and the Advisor agree that the leverage applied to the assets of the Partnership allocated to the Advisor shall initially be 2x and may be changed by CMF from time to time with 30 days' prior notice to the Advisor; provided however, that in no event will the leverage applied to the assets of the Partnership be increased to more than 2x. In the event the Advisor wishes to use a trading system or methodology other than or in addition to the Program in connection with its trading for the Partnership, either in whole or in part, it may not do so unless the Advisor gives CMF prior written notice of its intention to utilize such different trading system or methodology and CMF consents thereto in writing. In addition, the Advisor will provide five days' prior written notice to CMF of any change in the Advisor Disclosure Document, the trading system or methodology to be utilized for the Partnership which the Advisor deems material. If the Advisor deems such change in the Advisor Disclosure Document, system or methodology or in markets traded to be material, the changed Advisor Disclosure Document, system or methodology or markets traded will not be utilized for the Partnership without the prior written consent of CMF. In addition, the Advisor will notify CMF of any changes to the trading system or methodology that would require a change in the description of the trading strategy or methods described in Appendix A and the Memorandum to be materially accurate. Further, the Advisor will provide the Partnership with a current list of all commodity interests to be traded for the Partnership's account, which is attached as Appendix C to this Agreement, and the Advisor will not trade any additional commodity interests for such account without providing notice thereof to CMF and receiving CMF's written approval. The Advisor also agrees to provide CMF, on a monthly basis, with a written report of the assets under the Advisor's management together with all other matters deemed by the Advisor to be material changes to its business not previously reported to CMF. The Advisor further agrees that it will convert foreign currency balances (not required to margin positions denominated in a foreign currency) to U.S. dollars no less frequently than monthly.

(d)          The Advisor agrees to make all material disclosures to the Partnership regarding itself and its principals as defined in Part 4 of the CFTC's regulations ("principals"), its manager(s), employees and member(s), their trading performance and general trading methods, its customer accounts (but not the identities of or identifying information with respect to its customers) and otherwise as are required in the reasonable judgment of CMF to be made in any filings required by federal or state law or NFA rule or order. Notwithstanding Sections l(d) and 4(d) of this Agreement, the Advisor is not required to disclose the actual trading results of proprietary accounts of the Advisor or its principals unless CMF reasonably determines that such disclosure is required in order to fulfill its fiduciary obligations to the Partnership or the reporting, filing or other obligations imposed on it by federal or state law or NFA rule or order. The Partnership and CMF acknowledge that the trading advice to be provided by the Advisor is a property right belonging to the Advisor and that they will keep all such advice confidential.
(e)          The Advisor understands and agrees that CMF may designate other trading advisors for the Partnership and apportion or reapportion to such other trading advisors the management of an amount of Net Assets of the Partnership (as defined in Section 3(b) hereof) as it shall determine in its absolute discretion. The designation of other trading advisors and the apportionment or reapportionment of Net Assets of the Partnership to any such trading advisors pursuant to this Section 1 shall neither terminate this Agreement nor modify in any regard the respective rights and obligations of the parties hereunder.

(f)          CMF may, from time to time, in its absolute discretion, select additional trading advisors and reapportion funds among the trading advisors for the Partnership as it deems appropriate. CMF shall use its best efforts to make reapportionments, if any, as of the first day of a calendar month. The Advisor agrees that it may be called upon at any time promptly to liquidate positions in CMF's sole discretion so that CMF may reallocate the Partnership's assets, meet margin calls on the Partnership's account, fund redemptions, or for any other reason, except that CMF will not require the liquidation of specific positions by the Advisor. CMF will use its best efforts to give two days' prior notice to the Advisor of any reallocations or liquidations.

(g)          The Advisor shall assume financial responsibility for any errors committed or caused by it in transmitting orders for the purchase or sale of commodity interests for the Partnership's account including payment to the brokers of the floor brokerage commissions; exchange, NFA fees, and other transaction charges and give-up charges incurred by the brokers on such trades. The Advisor's errors shall include, but not be limited to, inputting improper trading signals or communicating incorrect orders to the commodity brokers. The Advisor shall have an affirmative obligation to promptly notify CMF in accordance with the provisions of Section 8(a)(iii) of any errors with respect to the account, and the Advisor shall use its best efforts to identify and promptly notify CMF of any order or trade which the Advisor reasonably believes was not executed in accordance with its instructions to any broker utilized to execute orders for the Partnership. For purposes of calculating the Advisor's responsibility for trade error losses pursuant to this Section 1(g), the amount of trade error losses incurred in any one quarter shall be netted against the amount of trade error gains accrued in that same quarter, if any.

2.          INDEPENDENCE OF THE ADVISOR. For all purposes herein, the Advisor shall be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Partnership in any way and shall not be deemed an agent, promoter or sponsor of the Partnership, CMF, or any other trading advisor. The Advisor shall not be responsible to the Partnership, CMF, any trading advisor or any limited partners for any acts or omissions of any other trading advisor to the Partnership.

3.          COMPENSATION. In consideration of and as compensation for all of the services to be rendered by the Advisor to the Partnership under this Agreement, the Partnership shall compensate the Advisor in accordance with Schedule I attached hereto and such Schedule I shall survive the termination of this Agreement.

(a)          RIGHT TO ENGAGE  IN OTHER  ACTIVITIES.  (i) The services provided by the Advisor  hereunder  are  not to be deemed  exclusive.  CMF on its own  behalf and on  behalf of the Partnership acknowledges that, subject to the terms of this Agreement, the Advisor and its officers, manager(s), employees and member(s) may render advisory, consulting and management services to other clients and accounts. The Advisor and its officers, manager(s), employees and member(s) shall be free to trade for their own accounts and to advise other investors and manage other commodity accounts during the term of this Agreement and to use the same information, computer programs and trading strategies, programs or formulas which they obtain, produce  or utilize in the performance of services to CMF for  the  Partnership.  However,  the  Advisor represents, warrants and agrees that it believes the rendering of such consulting, advisory and management services to other accounts and entities will not require any material change in the Advisor's basic trading strategies for the Partnership  and will not affect  the capacity of the Advisor to continue to render services  to CMF for the  Partnership  of the quality and nature  contemplated  by this Agreement.

(b)          If, at any time during the term of this Agreement, the Advisor is required to aggregate the Partnership's commodity positions with the positions of any other person for purposes of applying CFTC- or exchange-imposed speculative position limits, the Advisor agrees that it will promptly notify CMF in writing if the Partnership's positions are included in an aggregate amount which exceeds the applicable speculative position limit. The Advisor agrees that, if its trading recommendations are altered because of the application of any speculative position limits, it will not modify the trading instructions with respect to the Partnership's account in such manner as to affect the Partnership substantially disproportionately as compared with the Advisor's other accounts. The Advisor further represents, warrants and agrees that under no circumstances will it knowingly or deliberately use trading programs, strategies or methods for the Partnership that are inferior to strategies or methods employed for any other client or account and that it will not knowingly or deliberately favor any client or account managed by it over any other client or account in any manner, it being acknowledged, however, that different trading programs, strategies or methods may be utilized for differing sizes of accounts, accounts with different trading policies or risk parameters, accounts experiencing differing inflows or outflows of equity, accounts that commence trading at different times, accounts that have different portfolios or different fiscal years, accounts utilizing different executing brokers and accounts with other differences, and that such differences may cause divergent trading results.

(c)          It is acknowledged that the Advisor and/or its officers, manager(s), employees and member(s) presently act, and it is agreed that they may continue to act, as advisor for other accounts managed by them, and may continue to receive compensation with respect to services for such accounts in amounts which may be more or less than the amounts received from the Partnership.

(d)          The Advisor agrees that it shall make such information available to CMF respecting the performance of the Partnership's account as compared to the performance of other accounts managed by the Advisor or its principals utilizing the same investment strategy, if any, as shall be reasonably requested by CMF. The Advisor presently believes and represents that existing speculative position limits will not materially adversely affect its ability to manage the Partnership's account given the potential size of the Partnership's account and the Advisor's and its principals' current accounts and all proposed accounts for which they have contracted to act as trading advisor.

4.          TERM. (a) This Agreement shall continue in effect until December 31, 2020 (the "Initial Termination Date"). If this Agreement is not terminated on the Initial Termination Date, as provided for herein, then, this Agreement shall automatically renew for an additional one-year period and shall continue to renew for additional one-year periods until this Agreement is otherwise terminated, as provided for herein. At any time during the term of this Agreement, CMF may terminate this Agreement upon 5 days' notice to the Advisor. At any time during the term of this Agreement, CMF may elect to immediately terminate this Agreement if (i) the Net Asset Value per Unit shall decline as of the close of business on any day to $400 or less; (ii) the Net Assets of the Partnership allocated to the Advisor (adjusted for redemptions, distributions, withdrawals or reallocations, if any) decline by 25% or more as of the end of a trading day from such Net Assets of the Partnership's previous highest value; (iii) limited partners owning at least 50% of the outstanding units of the Partnership (excluding interests owned by CMF, an affiliate of CMF or any of their employees) shall vote to require CMF to terminate this Agreement; (iv) the Advisor fails to comply with the terms of this Agreement; (v) CMF, in good faith, reasonably determines that the performance of the Advisor has been such that CMF's fiduciary duties to the Partnership require CMF to terminate this Agreement; (vi) CMF reasonably believes that the application of speculative position limits will substantially affect the performance of the Partnership; (vii) the Advisor fails to conform to the trading policies set forth in the Partnership Agreement or Appendix B, as they may be changed from time to time; (viii) the Advisor merges, consolidates with another entity, sells a substantial portion of its assets, or becomes bankrupt or insolvent, (ix) the Advisor's registration as a commodity trading advisor with the CFTC or its membership in NFA or any other regulatory authority, is terminated or suspended; or (x) CMF reasonably believes that the Advisor has contributed or may contribute to any material operational, business or reputational risk to CMF or CMF's affiliates. This Agreement will immediately terminate upon dissolution of the Partnership or upon cessation of trading by the Partnership prior to dissolution.

(b)          The Advisor may terminate this Agreement by giving not less than 30 days' written notice to CMF (i) in the event that the trading policies of the Partnership as set forth in Appendix B are changed in such manner that the Advisor reasonably believes will adversely affect the performance of its trading strategies; (ii) after the Initial Termination Date or (iii) in the event that CMF or the Partnership fails to comply with the terms of this Agreement. The Advisor may immediately terminate this Agreement if CMF's registration as a commodity pool operator or its membership in NFA is terminated or suspended.

(c)          Except as otherwise provided in this Agreement, any termination of this Agreement in accordance with this Section 5 shall be without penalty or liability to any party, except for any fees due to the Advisor pursuant to Section 3 hereof.

4.          INDEMNIFICATION. (a)(i) In any threatened, pending or completed action, suit, or proceeding to which the Advisor was or is a party or is threatened to be made a party arising out of or in connection with this Agreement or the management of the Partnership's assets by the Advisor or the offering and sale of units in the Partnership, CMF shall, subject to subsection (a)(iii) of this Section 6, indemnify and hold harmless the Advisor against any loss, liability, damage, fine, penalty, obligation, cost, expense (including, without limitation, attorneys' and accountants' fees, collection fees, court costs and other legal expenses), judgments and awards and amounts paid in settlement actually and reasonably incurred by it in connection with such action, suit, or proceeding if the Advisor acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership, and provided that its conduct did not constitute gross negligence, bad faith, recklessness, intentional misconduct, or a breach of its fiduciary obligations to the Partnership as a commodity trading advisor, unless and only to the extent that the court or administrative forum in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, the Advisor is fairly and reasonably entitled to indemnity for such expenses which such court or administrative forum shall deem proper; and further provided that no indemnification shall be available from the Partnership if such indemnification is prohibited by Section 16 of the Partnership Agreement. The termination of any action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that the Advisor did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership.
(ii)          Without limiting subsection (i) above, to the extent that the Advisor has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (i) above, or in defense of any claim, issue or matter therein, CMF shall indemnify the Advisor against the expenses (including, without limitation, attorneys' and accountants' fees) actually and reasonably incurred by it in connection therewith.

(iii)          Any indemnification under subsection (i) above, unless ordered by a court or administrative forum, shall be made by CMF only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that such indemnification is proper in the circumstances because the Advisor has met the applicable standard of conduct set forth in subsection (i) above. Such independent legal counsel shall be selected by CMF in a timely manner, subject to the Advisor's approval, which approval shall not be unreasonably withheld. The Advisor will be deemed to have approved CMF's selection unless the

Advisor notifies CMF in writing, received by CMF within five days of CMF's providing the Advisor, by email, the notice of CMF's selection, that the Advisor does not approve the selection.

(iv)          In the event the Advisor is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the Partnership's or CMF's activities or claimed activities unrelated to the Advisor, CMF shall indemnify, defend and hold harmless the Advisor against any loss, liability, damage, fine, penalty, obligation, cost or expense (including, without limitation, attorneys' and accountants' fees, court costs and other legal expenses) incurred in connection therewith.
(v)          As used in this Section 6(a), the term "Advisor" shall include the Advisor, its affiliates, principals, officers, manager(s), employees and member(s) and the term "CMF" shall include the Partnership.

(b)          (i) The Advisor agrees to indemnify, defend and hold harmless CMF, the Partnership and their affiliates against any loss, liability, damage, fine, penalty, obligation, cost or expense (including, without limitation, attorneys' and accountants' fees, collection fees, court costs and other legal expenses), judgments and awards and amounts paid in settlement reasonably incurred by them (A) as a result of the breach of any representations and warranties or covenants made by the Advisor in this Agreement, or (B) as a result of any act or omission of the Advisor relating to the Partnership if (i) there has been a final judicial or regulatory determination or a written opinion of an arbitrator pursuant to Section 14 hereof, to the effect that such acts or omissions violated the terms of this Agreement in any material respect or involved gross negligence, bad faith, recklessness or intentional misconduct on the part of the Advisor (except as otherwise provided in Section 1(g)), or (ii) there has been a settlement of any action or proceeding with the Advisor's prior written consent.

(ii)          In the event CMF, the Partnership or any of their affiliates is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the activities or claimed activities of the Advisor or its principals, officers, manager(s), employees and member(s) unrelated to CMF's or the Partnership's business, the Advisor shall indemnify, defend and hold harmless CMF, the Partnership or any of their affiliates against any loss, liability, damage, fine, penalty, obligation cost or expense (including, without limitation, attorneys' and accountants' fees, collection fees, court costs and other legal expenses) judgments, awards and amounts including amounts paid in settlement incurred in connection therewith.

(c)          In the event that a person entitled to indemnification under this Section 5 is made a party to an action, suit or proceeding alleging both matters for which indemnification can be made hereunder and matters for which indemnification may not be made hereunder, such person shall be indemnified only for that portion of the loss, liability, damage, cost or expense incurred in such action, suit or proceeding which relates to the matters for which indemnification can be made.

(d)          None of the indemnifications contained in this Section 6 shall be applicable with respect to default judgments, confessions of judgment or settlements entered into by the party claiming indemnification without the prior written consent, which shall not be unreasonably withheld or delayed, of the party obligated to indemnify such party.

(e)          The provisions of this Section 5 shall survive the termination of this Agreement.

6.          REPRESENTATIONS, WARRANTIES AND AGREEMENTS.
(a)          The Advisor represents and warrants that:

(i)          All information with respect to the Advisor and its principals and the trading performance of any of them that has been provided to CMF, including, without limitation, the description of the Program contained in Appendix A and the Advisor Disclosure Document, is complete and accurate in all material respects and such information does not contain any untrue statement of a material fact or omit to state a material fact that is necessary to make such statements and information therein not misleading. All references to the Advisor and its principals, if any, in the Partnership's current Private Placement Offering Memorandum and Disclosure Document (the "Memorandum") or a supplement thereto will, after review and approval of such references by the Advisor prior to the use of such Memorandum in connection with the offering of Partnership units, be accurate in all material respects, except that with respect to pro forma or hypothetical performance information in such Memorandum, if any, this representation and warranty extends only to any underlying data made available by the Advisor for the preparation thereof and not to any hypothetical or pro forma adjustments.
(ii)          The information with respect to the Advisor set forth in the actual performance tables in the Memorandum, if any, is based on all of the customer accounts managed on a discretionary basis by the Advisor's principals and/or the Advisor during the period covered by such tables and required to be disclosed therein, and such tables have been prepared by the Advisor or its agents in accordance with applicable CFTC and NFA rules and guidance, including, but not limited to, CFTC Rule 4.25. The performance track record of the Program that has been provided to CMF (the "Track Record"), and which may be used in the performance tables in the Memorandum, if any, is based on all of the Program customer accounts managed on a discretionary basis by the Advisor's principals and/or the Advisor during the period covered by such Track Record and required to be disclosed therein, and such Track Record has been prepared by the Advisor or its agents in accordance with applicable CFTC and NFA rules and guidance, including, but not limited to, CFTC Rule 4.25. The annual financial statements of Millburn Multi-Markets Trading L.P. (the "Reference Fund"), a private fund that employs the Program with respect to its assets, have been audited by an independent certified public accountant and the report thereon has been provided to CMF. The financial statements of the Program are not audited. The Reference Fund's financial statements will be audited no less frequently than annually during the term of this Agreement or, if shorter, for as long as the Reference Fund remains extant, and shall be provided to CMF and/or the Partnership at any time upon reasonable notice.

(iii)          The Advisor will be acting as a commodity trading advisor with respect to the Partnership and not as a securities investment adviser and is duly registered with the CFTC as a commodity trading advisor, is a member of NFA, and is in compliance with any such other registration and licensing requirements as shall be necessary to enable it to perform its obligations hereunder. The Advisor agrees to maintain and renew such registrations and licenses during the term of this Agreement including, without limitation, registration as a commodity trading advisor with the CFTC and membership in NFA.

(iv)          The Advisor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to enter into this Agreement and to provide the services required of it hereunder.

(v)          The Advisor will not, by acting as a commodity trading advisor to the Partnership, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound.

(vi)          This Agreement has been duly and validly authorized, executed and delivered by the Advisor and is a valid and binding agreement enforceable in accordance with its terms.

(vii)          At any time during the term of this Agreement that an offering memorandum or a prospectus relating to the Partnership units is required to be delivered in connection with the offer and sale thereof, the Advisor agrees upon the request of CMF to promptly provide the Partnership with such information as shall be necessary so that, as to the Advisor and its principals, such offering memorandum or prospectus is accurate.

(b)          CMF represents and warrants for itself and the Partnership that:

(i)          CMF is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full limited liability company power and authority to perform its obligations under this Agreement.

(ii)          CMF and the Partnership have the capacity and authority to enter into this Agreement on behalf of the Partnership.

(iii)          This Agreement has been duly and validly authorized, executed and delivered on CMF's and the Partnership's behalf and is a valid and binding agreement of CMF and the Partnership enforceable in accordance with its terms.

(iv)          CMF will not, by acting as the general partner to the Partnership and the Partnership will not, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which would materially limit or affect the performance of its duties under this Agreement.

(v)          CMF is registered as a commodity pool operator and is a member of NFA, and it will maintain and renew such registration and membership during the term of this Agreement.

(vi)          The Partnership is a limited partnership duly organized and validly existing under the laws of the State of New York and has full limited partnership power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(vii)          The Partnership is a qualified eligible person as defined in CFTC Rule 4.7 and consents to being treated as an exempt account by the Advisor.

(c)          All representations, warranties and covenants contained in this Agreement shall be continuing during the term of this Agreement and the provisions of this Agreement shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect. Each party hereby agrees that as of the date of this Agreement it is, and during its term shall be, in compliance with its representations, warranties and covenants herein contained. In addition, if at any time any event occurs which would make any of such representations, warranties or covenants not true, the affected party will use its best efforts to promptly notify the other parties of such fact.

7.          COVENANTS OF THE ADVISOR. CMF AND THE PARTNERSHIP.

(a)          The Advisor agrees as follows:

(i)          In connection with its activities on behalf of the Partnership, the Advisor will comply with all applicable laws, including rules and regulations of the CFTC, NFA, swap execution facility and/or the commodity exchange on which any particular transaction is executed.

(ii)          The Advisor will promptly notify CMF of the commencement of any investigation, suit, action or proceeding involving the Advisor or any of its affiliates, officers, manager(s), employees and member(s), agents or representatives, regardless of whether such investigation, suit, action or proceeding also involves CMF. The Advisor will provide CMF with copies of any correspondence (including, but not limited to, any notice or correspondence regarding the violation, or potential violation, of position limits) from or to the CFTC, NFA or any commodity exchange in connection with any material, non-routine investigation or audit of the Advisor's business activities. This paragraph shall not require the Advisor to provide all correspondence with the NFA during the course of a routine compliance examination. The Advisor will provide NFA's customary report of findings at the conclusion of a routine compliance examination.

(iii)          In the placement of orders for the Partnership's account and for the accounts of any other client, the Advisor will utilize a pre-determined, systematic, fair and reasonable order entry system, which shall, on an overall basis, be no less favorable to the Partnership than to any other account managed by the Advisor. The Advisor acknowledges its obligation to review and reconcile the Partnership's positions, prices and equity in the account managed by the Advisor daily and within two business days to notify, in writing, the broker and CMF and the Partnership's brokers of (A) any error committed by the Advisor or its principals or employees; (B) any trade which the Advisor believes was not executed in accordance with its instructions; and (C) any discrepancy with a value of $10,000 or more (due to differences in the positions, prices or equity in the account) between its records and the information reported on the account's daily and monthly broker statements.

(iv)          The Advisor will maintain a net worth of not less than $1,000,000 during the term of this Agreement.

(v)          The Advisor will use its best efforts to close out all futures positions prior to any applicable delivery period, and will use its best efforts to avoid causing the Partnership to take delivery of any commodity.

(vi)          The Advisor will update any information previously provided to CMF and/or the Partnership under the Agreement, including, without limitation, information referenced in Section 7(a)(i) hereof.

(vii)          The Advisor shall promptly notify CMF when the Advisor's open positions maintained by the Advisor exceed the Advisor's applicable speculative position limits.

(viii)          Except as otherwise provided herein, the Advisor will provide copies of its Advisor Disclosure Document to CMF promptly each time it is updated.

(b)	CMF agrees for itself and the Partnership that:

(i)          CMF and the Partnership will comply with all applicable laws, including rules and regulations of the CFTC, NFA, swap execution facility and/or the commodity exchange on which any particular transaction is executed to the extent that the failure to so comply would have a materially adverse effect on CMF's ability to act as described herein, and in the Memorandum.

(ii)          CMF will promptly notify the Advisor of the commencement of any material suit, action or proceeding involving it or the Partnership, whether or not such suit, action or proceeding also involves the Advisor.

,
(iii)          CMF or the selling agents for the Partnership have policies, procedures, and internal controls in place that are reasonably designed to comply with applicable anti-money laundering laws, rules and regulations, including applicable provisions of the USA PATRIOT Act and applicable anti-bribery laws, rules and regulations. CMF or the selling agents for the Partnership have Customer Identification Programs ("CIP"), which require the performance of CIP due diligence in accordance with applicable USA PATRIOT Act requirements and regulatory guidance. CMF or the selling agents for the Partnership also have policies, procedures, and internal controls in place that are reasonably designed to comply with regulations and economic sanctions programs administered by the U.S. Department of the Treasury's Office of Foreign Assets Control. CMF or the selling agents for the Partnership, if any, have policies and procedures in place reasonably designed to comply with Section 312 of the USA PATRIOT Act, including processes reasonably designed to identify clients that may be senior foreign political figures 1 in accordance with applicable requirements and regulatory guidance, and to conduct

1 A "senior foreign political figure" is defined as a current or former senior official in the executive, legislative, administrative, military or judicial branches of a  non-U.S. government (whether elected or not), a current or former senior official of a major non-U.S. political party, or a current or former senior executive of a non-U. S. government-owned commercial enterprise. In addition, a "senior foreign political figure" includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure . For purposes of this definition, a "senior official" or "senior executive" means an individual with substantial authority over policy, operations, or the use of government-owned resources. An "immediate family member" of a senior foreign political figure means spouses, parents, siblings, children and a spouse's parents and siblings. A "close associate" of enhanced scrutiny on such clients where required under applicable law. In addition, CMF or the selling agents for the Partnership, if any have policies and procedures in place reasonably designed to prohibit accounts for foreign shell banks2 in compliance with Sections 313 & 319 of the USA PATRIOT Act.

8.          COMPLETE AGREEMENT.          This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof.

9.          ASSIGNMENT.  This Agreement may not be assigned by any party without the express written consent of the other parties.

10.          AMENDMENT.          This Agreement may not be amended except by the written consent of the parties.

11.          NOTICES. All notices, demands or requests required to be made or delivered under this Agreement shall be effective upon actual receipt and shall be made either by electronic (email) copy or in writing and delivered personally or by registered or certified mail or expedited courier, return receipt requested, postage prepaid, to the addresses below or to such other addresses as may be designated by the party entitled to receive the same by notice similarly given:

If to CMF or to the Partnership:

Ceres Managed Futures LLC
522 Fifth Avenue
New York, New York 10036
Attention: Patrick Egan

Email: patrick.egan@morganstanley.com

If to the Advisor:

Millburn Ridgefield Corporation
55 West 46th Street, 31st Floor
New York, NY 10036
Attn: Gregg Buckbinder
Phone: 212-332-7350
E-mail: gbuckbinder@millburn.com

With a copy to:

Millburn Ridgefield Corporation

a senior foreign political figure means a person who is widely and publicly known (or is actually known) to be a close associate of a senior foreign political figure.

2 The term shell bank means a bank that does not maintain a physical presence in any country and is not subject to inspection by a banking authority. In addition, a shell bank generally does not employ individuals or maintain operating records.

55 West 46th Street, 31st Floor
New York, NY 10036
Attn: Steven Felsenthal
Phone: 212-332-7333
E-mail: sfelsenthal@millburn.com

12.          GOVERNING LAW.  This Agreement shall be governed  by and construed in accordance with the laws of the State of New York.

13.          ARBITRATION. The parties agree that any dispute or controversy arising out of or relating to this Agreement or the interpretation thereof, shall be settled by arbitration in accordance with the rules, then in effect, of NFA or, if NFA shall refuse jurisdiction, then in accordance with the rules, then in effect, of the American Arbitration Association; provided, however, that the power of the arbitrator shall be limited to interpreting this Agreement as written and the arbitrator shall state in writing his reasons for his award, and further provided, that any such arbitration shall occur within the Borough of Manhattan in New York City. Judgment upon any award made by the arbitrator may be entered in any court of competent jurisdiction.

14.          NO THIRD PARTY BENEFICIARIES. There are no third party beneficiaries to this Agreement, except that certain persons not party to this Agreement may have rights under Section 6 hereof.

15.          COUNTERPARTS. This Agreement may be executed in any number of counterparts, including via facsimile or email, each of which is an original and all of which when taken together evidence the same agreement.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO RE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING .IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY THE COMMODITY FUTURES TRADING COMMISSION  HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

YOU SHOULD ALSO BE AWARE: THAT THIS COMMODITY TRADING ADVISOR MAY ENGAGE IN TRADING FOREIGN FUTURES OR OPTIONS CONTRACTS. TRANSACTIONS ON MARKETS LOCATED OUTSIDE THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED · TO A UNITED STATES MARKET MAY BE SUBJECT TO REGULATIONS WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION. FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF REGULATORY AUTHORITIES OR MARKETS IN NON-UNITED STATES JURISDICTIONS WHERE YOUR TRANSACTIONS MAY BE EFFECTED.

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

CERES MANAGED FUTURES LLC
By          /s/ Patrick  T. Egan
Patrick  T. Egan
President and Director

CERES TACTICAL SYSTEMATIC L P.

By : Ceres Managed Futures LLC
(General Partner)

By: /s/ Patrick T. Egan
Patrick T. Egan
President and Director

MILLBURN RIDGEFIELD CORPORATION

By /s/ Gregg Buckbinder
Name: Gregg Buckbinder
Title: President, COO & CFO

SCHEDULE I
The compensation payable to the Advisor shall be as follows:

Account Leverage	Monthly Management Fee ("Management Fee")	Annual Incentive Fee ("Incentive Fee")
lx	0.25%	28%
l.5x	0.375%	28%
2x	0.50%	28%

(a)          The monthly Management Fee shall be equal to 1/12 of the applicable Management Fee indicated in the table above of the month-end Net Assets of the Partnership allocated to the Advisor (computed monthly by multiplying the Net Assets of the Partnership allocated to the Advisor as of the last business day of each month by the Management Fee indicated in the table above and dividing the result thereof by 12).

(b)          The Annual Incentive Fee shall be equal to 28% of New Trading Profits (as such term is defined below) earned by the Advisor for the Partnership.

(c)          "Net Assets of the Partnership" shall have the meaning set forth in Section 7(d)(2) of the Partnership Agreement and without regard to further amendments thereto, provided that in determining the Net Assets of the Partnership on any date, no adjustment shall be made to reflect any distributions, redemptions, management fees, administrative fees, ongoing selling agent fees or Incentive Fees payable as of the date of such determination.

(d)          "New Trading Profits" shall mean the excess, if any, of Net Assets of the Partnership managed by the Advisor at the end of the fiscal period over Net Assets of the Partnership managed by the Advisor at the end of the highest previous fiscal period or Net Assets of the Partnership allocated to the Advisor at the date trading commences by the Advisor for the Partnership, whichever is higher, and as further adjusted to eliminate the effect on Net Assets of the Partnership resulting from new capital contributions, redemptions, reallocations or distributions, if any, made during the fiscal period decreased by interest or other income, not directly related to trading activity, earned on the Partnership's assets during the fiscal period, whether the assets are held separately or in margin accounts. Ongoing expenses shall be attributed to the Advisor based on the Advisor's proportionate share of Net Assets of the Partnership. Ongoing expenses shall not include expenses of litigation not involving the activities of the Advisor on behalf of the Partnership. Ongoing expenses include offering and organizational expenses of the Partnership. Interest income earned, if any, shall not be taken into account in computing New Trading Profits earned by the Advisor. If Net Assets of the Partnership allocated to the Advisor are reduced due to redemptions, distributions or reallocations (net of additions), there shall be a corresponding proportional reduction in the related loss carryforward amount that must be recouped before the Advisor is eligible to receive another Incentive Fee.

(e)          Annual Incentive Fees in respect of each calendar year shall be paid within twenty (20) business days following the end of the calendar year. The first calendar year Incentive Fee shall be due to the Advisor with respect to New Trading Profits, if any, earned from the commencement of trading by the Advisor on behalf of the Partnership through the end of such calendar year and subsequent Incentive Fees shall be due the Advisor with respect to each calendar year thereafter until termination of the Agreement. In the event of the termination of this Agreement as of any date which shall not be the end of a calendar year or a calendar month, as the case may be, the annual Incentive Fee shall be computed as if the effective date of termination were the last day of the then current calendar year.

APPENDIX A

Description of Program

The Milburn Multi-Markets Program implements a group of quantitative models that collectively trade futures, forward and spot contracts on currencies, interest rate instruments, stock indices, metals, energy and agricultural commodities. The aim of the program is to target opportunities in a wide range of global markets under a variety of conditions. Multi-Markets' trading strategies are based on the implementation of a multi-data input, statistical/machine learning framework, and are 100% systematic and quantitative in nature. This framework utilizes price, price-derivative, and non-price data sources or "features," in an attempt to provide an informed, context-specific and continuous view of portfolio positioning (long or short, and to what extent) in a particular market. Millburn's investment approach centers on the development of process-driven, measurable and risk-controlled methods to trade a universe of approximately 105 (which number may change from time to time) global currency spot and forward markets, and exchange-traded equity, fixed income and commodity futures markets.

APPENDIX B

Trading Policies of Ceres Tactical Systematic L.P.

1.
The Partnership will invest its assets only in commodity interests that an advisor believes are traded in sufficient volume to permit ease of taking and liquidating positions. Sufficient volume, in this context, refers to a level of liquidity that an advisor believes will permit it to enter and exit trades without noticeably moving the market.

2.
The Advisor will not initiate additional positions in any commodity interest if these positions would result in aggregate positions requiring margin of more than 66 2/3% of the Partnership's net assets allocated to that advisor. To the extent the CFTC and/or exchanges have not otherwise established margin requirements with respect to particular contracts, (i) forward contracts in currencies will be deemed to have approximately the same margin requirements as the same or similar futures contracts traded on the Chicago Mercantile Exchange and (ii) swap contracts will be deemed to have margin requirements equivalent to the collateral deposits, if any, made with swap counterparties.

3.
The Partnership may occasionally accept delivery of a commodity. Unless such delivery is disposed of promptly by retendering the warehouse receipt representing the delivery to the appropriate clearinghouse, the physical commodity position will be fully hedged.

4.
The Partnership will not employ the trading technique commonly known as "pyramiding," in which the speculator uses unrealized profits on existing positions as margin for the purchase or sale of additional positions in the same or related commodities.

5.
The Partnership will not utilize borrowings except if the Partnership purchases or takes delivery of commodities. If the Partnership borrows money from CMF or any affiliate thereof to the extent permitted by NFA Rule 2-45, the lending entity in such case may not receive interest in excess of its interest costs, nor may the lender receive interest in excess of the amounts which would be charged the Partnership (without reference to CMF's financial abilities or guarantees) by unrelated banks on comparable loans for the same purpose, nor may the lender or any affiliate thereof receive any points or other financing charges or fees regardless of the amount. Use of lines of credit in connection with its forward trading does not, however, constitute borrowing for purposes of this trading limitation.

6.
From time to time, trading strategies such as spreads or straddles may be employed on behalf of the Partnership. "Spreads" or "straddles" include the simultaneous holding of contracts on the same commodity but with different delivery dates or markets. The trader of these contracts expects to earn a profit from a widening or narrowing of the difference between the prices of the two contracts.

7.
The Partnership will not permit the churning of its commodity trading accounts. The term "churning" refers to the practice of entering and exiting trades with a frequency unwarranted by legitimate efforts to profit from the trades, driven by the desire to generate commission income.

8.	The Partnership will not purchase, sell, or trade securities (except securities approved by the CFTC for investment of customer funds).

9.
The Advisor will trade only in those futures interests that have been approved by CMF. The Partnership normally will not establish new positions in a futures interest for any one contract month or option if such additional positions would result in a net long or short position for that futures interest requiring as margin or premium more than 15% of the Partnership's net assets.

10.
In addition, the Partnership will, except under extraordinary circumstances, maintain positions in futures interests in at least two market segments (i.e., agricultural items, industrial items (including energies), metals, currencies, and financial instruments (including stock, financial, and economic indexes)) at any one time.

11.
The Advisor will not generally take a position after the first notice day in any futures interest during the delivery month of that futures interest, except to match trades to close out a position on the interbank foreign currency or other forward markets or liquidate trades in a limit market.

Appendix C
List of Commodity Interests

Sector Name	Subsector	Instrument	Bloomberg symbol+ yellow key	Reuters Symbol
Interest Rates	Long-Term Notes	10-YR US NOTE	TY+COMB Comdty	TY
Interest Rates	Long-Term Notes	AUSSIE 10 YR BOND	XM+Comdty	2YTC
Interest Rates	Long-Term Notes	CAD GOV BOND	CN+Comdty	CGB
Interest Rates	Long -Term Notes	EURO BUND	RX+Comdty	FGBL
Interest Rates	Long-Term Notes	EURO BUXL	UB+Comdty	FGBX
Interest Rates	Long-Term Notes	FRENCH 10 YEAR BOND	OAT+Comdty	FOAT
Interest Rates	Long -Term Notes	GILTS	Gs+Comdty	FLG
Interest Rates	Long -Term Notes	ITALIAN 10 YEAR BOND	IK+Comdty	FBTP
Interest Rates	Long -Term Notes	JGB	JB+COMB Comdty	JGB
Interest Rates	Long-Term Notes	T-BOND	US+COMB Comdty	us
Interest Rates	Long-Term Notes	US ULTRA BOND	WN+COMB Comdty	AUL
Interest Rates	Medium-Term notes	2-YR US NOTE	TU+COMB Comdty	TU
Interest Rates	Medium-Term notes	5-YR US NOTE	FV+COMB Comdty	FV
Interest Rates	Medium-Term notes	AUSSIE 3 YR BOND	YM+Comdty	2YTT
Interest Rates	Medium-Term notes	EURO BOBL	OE+Comdty	FGBM
Interest Rates	Medium-Term notes	EURO SCHATZ	DU+Comdty	FGBS
Interest Rates	Medium-Term notes	ITALIAN SHORT TERM	BTS+Comdty	FBTS
Interest Rates	Short-Term Notes	AUSSIE BANK BILLS	IR+Comdty	2YBA
Interest Rates	Short-Term Notes	CAN. BANKERS ACCEPT	BA+Comdty	BAX
Interest Rates	Short -Term Notes	EURIBOR 3 MON	ER+Comdty	FEI
Interest Rates	Short-Term Notes	EURO$	ED+COMB Comdty	ED
Interest Rates	Short -Term Notes	STERLING RATES	Ls+Comdty	FSS
Currencies	Gl0 Currencies	AUSSIE DOLLAR	AUD+Curncy	AUD
Currencies	Gl0 Currencies	B-POUND	GBP+Curncy	GBP
Currencies	EM Currencies	BRAZILIAN REAL	BRL+Curncy	BRL
Currencies	GlO Currencies	CAD DOLLAR	CAD+Curncy	CAD
Currencies	EM Currencies	CHILEAN PESO	CLP+Curncy	CLP
Currencies	EM Currencies	COLOMBIAN PESO	COP+Curncy	COP
Currencies	GlO Currencies	EURO CURR	EUR+Curncy	EUR
Currencies	EM Currencies	INDIAN RUPEE	INR+Curncy	INR
Currencies	EM Currencies	ISRAEL SHKL	ILS+Curncy	ILS
Currencies	Gl0 Currencies	J-YEN	JPY+Curncy	JPY
Currencies	EM Currencies	KOREAN WON	KRW+Curncy	KRW
Currencies	EM Currencies	M EX. PESO	MXN+Curncy	MXN
Currencies	GlO Currencies	NEW ZEALAND$	NZD+Curncy	NZD
Currencies	GlO Currencies	NOR KRONE	NOK+Curncy	NOK
Currencies	EM Currencies	POL ZLOTY	PLN+Curncy	PLN
Currencies	EM Currencies	RUSSIAN RUBLE	RUB+Curncy	RUB
Currencies	GlO Currencies	S-FRANC	CHF+Curncy	CHF
Currencies	EM Currencies	SA RAND	ZAR+Curncy	ZAR
Currencies	EM Currencies	SING DLR	SGD+Curncy	SGD
Currencies	GlO Currencies	SWEDISH KRONA	SEK+Curncy	SEK
Currencies	EM Currencies	TURK. LIRA	TRY+Curncy	TRL
Crosses	Crosses	EUR/NOK	-	EURNOK
Crosses	Crosses	EUR/PLN	-	EURPLN
Crosses	Crosses	EUR/SEK	-	EURSEK
Stock Indices	Euro/African Equity Indices	AMSTERDAM INDEX	EO+lndex	AEX
Stock Indices	Euro/African Equity Indices	CAC40 INDEX	CF+lndex	FCE
Stock Indices	NS American Equity Indices	CBOE VIX FUTURE	UX+lndex	vx

Stock Indices	Asia/Pacific Equity Indices	China AS0 Index	XU+PIT Index	SFC
Stock Indices	Euro/African Equity Indices	DAX INDEX	GX+lndex	FDX
Stock Indices	Euro/African Equity Indices	DJ EURO STOXX 50	VG+lndex	STXE
Stock Indices	NS American Equity Indices	E-MINI NASDAQ 100	NQ+lndex	NQ
Stock Indices	NS American Equity Indices	E-MINI S&P	ES+lndex	ES
Stock Indices	Euro/African Equity Indices	FTSE/JSE Top 40 Index Future	Al+lndex	ALSI
Stock Indices	Euro/African Equity Indices	FT-SE	Zs+lndex	FFI
Stock Indices	Asia/Pacific Equity Indices	H-SHARES INDEX	HC+COMB Index	HCEI
Stock Indices	Asia/Pacific Equity Indices	HANG SENG	Hl+COMB Index	HSI
Stock Indices	Euro/African Equity Indices	IBEX 35 PLUS	IB+lndex	MFXI
Stock Indices	Asia/Pacific Equity Indices	KUALA LUMPUR INDEX	IK+lndex	FKLI
Stock Indices	NS American Equity Indices	MINIDJIA	DM+lndex	YM
Stock Indices	NS American Equity Indices	MINI MSCI EAFE	MFS+lndex	MFS
Stock Indices	NS American Equity Indices	MINI MSCI EMG MKT	MES+lndex	MEM
Stock Indices	NS American Equity Indices	MINI RUSSELL (CME)	RTY+lndex	RTY
Stock Indices	Euro/African Equity Indices	OMX STOCKHOLM INDEX	QC+lndex	OMXS30
Stock Indices	Euro/African Equity Indices	S&P MIB 30 INDEX	ST+lndex	IFS
Stock Indices	NS American Equity Indices	S&P MIDCAP 400 EMINI	FA+lndex	DM
Stock Indices	NS American Equity Indices	S&P TSE 60 INDEX	PT+lndex	SXF
Stock Indices	Asia/Pacific Equity Indices	SETS0 FUTURES	BC+lndex	SS0
Stock Indices	Asia/Pacific Equity Indices	SIMEX NIFTY INDEX	IH+lndex	SIN
Stock Indices	Asia/Pacific Equity Indices	SIMEX NIKKEi	Nl+PIT Index	SSI
Stock Indices	Asia/Pacific Equity Indices	SIMEX TAIWAN INDEX	TW+PIT Index	STW
Stock Indices	Asia/Pacific Equity Indices	SINGAPORE INDEX	QZ+COMB Index	SSG
Stock Indices	Asia/Pacific Equity Indices	SPl200	XP+lndex	2YAP
Stock Indices	Asia/Pacific Equity Indices	TAIEX INDEX	FT+COMB Index	TX
Stock Indices	Asia/Pacific Equity Indices	TOPIX	TP+lndex	JTI
Stock Indices	Euro/African Equity Indices	VSTOXX MINI	FVS+lndex	FVS
Grains	Grains	BEAN OIL	BO+COMB Comdty	BO
Grains	Grains	CORN	Cs+COMB Comdty	C
Grains	Grains	KC WHEAT	KW+COMB Comdty	KW
Grains	Grains	SOY MEAL	SM+COMB Comdty	SM
Grains	Grains	SOYBEAN	Ss+COMB Comdty	s
Grains	Grains	WHEAT	Ws+COMB Comdty	w
Energy	Energy	BRENT CRUDE	CO+Comdty	LCO
Energy	Energy	CRUDE	CL+COMB Comdty	CL
Energy	Energy	GASOLINE RBOB	XB+COMB Comdty	RB
Energy	Energy	HEAT OIL	HO+COMB Comdty	HO
Energy	Energy	LONDON GAS OIL	QS+Comdty	LGO
Energy	Energy	NAT GAS	NG+COMB Comdty	NG
Metals	Industrial Metal	COPPER	HG+COMB Comdty	HG
Metals	Precious Metal	GOLD	GC+COMB Comdty	GC
Metals	Industrial Metal	LONDON ALUM HG	LA+Comdty	F_ TC
Metals	Industrial Metal	LONDON COPPER	LP+Comdty	F_ HG
Metals	Industrial Metal	LONDON LEAD	LL+Comdty	F_LF
Metals	Industrial Metal	LONDON NICKEL	LN+Comdty	F_ NC
Metals	Industrial Metal	LONDON ZINC	l.X+Comdty	F_HF
Metals	Precious Metal	PLATINUM	PL+COMB Comdty	PL
Metals	Precious Metal	SILVER	Sl+COMB Comdty	SI
Softs	Softs	COCOA	CC+COMB Comdty	cc
Softs	Softs	COFFEE	KC+COMB Comdty	KC
Softs	Softs	COTTON	CT+ELEC Comdty	CT
Softs	Softs	SUGAR	SB+COMB Comdty	SB
Livestock	Livestock	HOGS	LH+COMB Comdty	LH
Livestock	Livestock	LIVE CATTLE	LC+COMB Comdty	LC